ARTICLES OF AMENDMENT
                        TO THE ARTICLES OF INCORPORATION
                                       OF
                      INTERNATIONAL COSMETICS MARKETING CO.

         Pursuant to Section 607.1006 of the Business Corporation Act of the State of Florida, the undersigned, being the President of INTERNATIONAL COSMETICS MARKETING CO., a corporation organized and existing under and by virtue of the Business Corporation Act of the State of Florida (the "Corporation"), bearing document number P95000054666, does hereby certify that the following resolutions were adopted pursuant to the authority of the Board of Directors as required by Section 602.0602 of the Florida Business Corporation
Act:

         RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of this Corporation (the "Board of Directors" or the "Board") in accordance with the provisions of its Articles of Incorporation and Bylaws, each as amended through the date hereof, the Board of Directors hereby authorizes a series of the Corporation's previously authorized preferred stock, par value $.001 per share, and hereby sets forth, to be added to Article IV of the Articles of Incorporation of the Corporation, the designation and number of shares, and fixes the relative rights, preferences, privileges, powers and restrictions thereof as follows:

                                   ARTICLE IV
                                  CAPITAL STOCK

         The maximum number of shares that this Corporation shall be authorized to issue and have outstanding at any one time shall be 25,000,000 shares of common stock, par value $.001 per share (the "Common Stock") and 5,000,000 shares of preferred stock, par value $.001 per share (the "Preferred Stock"). Series of the Preferred Stock may be created and issued from time to time, with such designations, preferences, conversion rights, cumulative, relative, participating, optional or other rights, including voting rights, qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions providing for the creation and issuance of such series of Preferred Stock as adopted by the Board of Directors pursuant to the authority in this paragraph given.

         The Board of Directors of the Corporation hereby designates 226,000 of the authorized shares of Preferred Stock as Series A Convertible Preferred Stock. The rights, preferences, privileges, restrictions and other matters relating to the Series A Convertible Preferred Stock are as follows:

ROXANNE K. BEILLY, ESQ., FLA. BAR #851450
Atlas Pearlman, P.A.
350 East Las Olas Boulevard, Suite 1700
Fort Lauderdale, Florida  33301
Phone No.: (954) 763-1200


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                      Rights, Preferences and Designations
                                       of
                      Series A Convertible Preferred Stock

         1. Designation and Dividends. The designation of this series, which consists of 226,000 shares of Preferred Stock, is the Series A Convertible Preferred Stock (the "Series A Preferred Stock") and the stated value shall be $2.50 per share. The holders of shares of Series A Convertible Preferred Stock shall not be entitled to receive dividends.

         2.  Liquidation Preference.

                  (a) In the event of any liquidation, dissolution or winding up of this Corporation, either voluntary or involuntary, the holders of Series A Preferred Stock may at their sole option elect to receive, prior and in preference to any distribution of any of the assets of this Corporation to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to $2.50 for each outstanding share of Series A Preferred Stock (the "Original Series A Issue Price"). If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series A Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amount, then, the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Stock in proportion to the amount of such stock owned by each such holder.

                  (b) Upon the completion of the distribution required by subparagraph (a) of this Section 2 and any other distribution that may be required with respect to series of preferred stock of this Corporation that may from time to time come into existence, if assets remain in this Corporation, the holders of the Common Stock of this Corporation, shall receive all of the remaining assets of this Corporation.

                  (c) For purposes of this Section 2, a liquidation, dissolution or winding up of this Corporation shall be deemed to be occasioned by, or to include, (i) the acquisition of the Corporation by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation but, excluding any merger effected exclusively for the purpose of changing the domicile of the Corporation) or (ii) a sale of all or substantially all of the assets of the Corporation; unless the Corporation's shareholders of record as constituted immediately prior to such transaction will, immediately after such transaction (by virtue of securities issued as consideration in the transaction) hold at least 50% of the voting power of the surviving or acquiring entity. This Corporation shall give each holder of record of Series A Preferred Stock written notice of such impending transaction not later than twenty (20) days prior to the shareholders' meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending

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         transaction and the provisions of this Section 2, and the Corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than twenty (20) days after the Corporation has given the first notice provided for herein or sooner than ten (10) days after the Corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the holders of Series A Preferred Stock that are entitled to such notice rights or similar notice rights and that represent at least a majority of the voting power of all then outstanding shares of such Series A Preferred Stock.

                  (d) Whenever a distribution provided for in this Section 2 shall be payable in securities or property other than cash, the value of such distribution shall be the fair market value of such securities or other property as mutually determined and agreed to in writing by the board of directors of this Corporation and the holders of a majority of the voting power of all then outstanding shares of such Series A Preferred Stock.

         3. Redemption. The Series A Preferred Stock is not redeemable without the prior express written consent of the holders of a majority of the voting power of all then outstanding shares of such Series A Preferred Stock. Notwithstanding the foregoing, in the event the holders of the Series A Preferred Stock have not converted their Series A Preferred Stock into Common Stock of the Company by September 30, 2005, the Company shall have the option to redeem the Series A Preferred Stock at a price of SEVEN DOLLARS AND 50/100 ($7.50) per share.

         4. Conversion. The holders of the Series A Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

                  (a) Right to Convert. Each share of Series A Preferred Stock shall be convertible, at the sole option of the holder thereof, at any time, or from time to time, after the date of issuance of such share at the office of this Corporation into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing the Original Series A Issue Price by the Conversion Price applicable to such share, determined as hereafter provided, in effect on the date the Conversion Notice (as defined below) is received by this Corporation. The initial Conversion Price per share of Series A Preferred Stock shall be the Original Series A Issue Price; provided, however, that the Conversion Price for the Series A Preferred Stock shall be subject to adjustment as set forth in subsection 4(c).

                  (b) Mechanics of Conversion. Before any holder of Series A Preferred Stock shall be entitled to convert the same into shares of Common Stock he shall give written notice to this Corporation at its principal corporate office of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued (the "Conversion Notice"). This Corporation shall, within three (3) business days thereafter, issue and deliver at such office to such holder of Series A Preferred

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         Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such Conversion Notice, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date.

                  (c) Conversion Price Adjustments of Series A Preferred Stock for Certain Dilutive Issuances, Splits and Combinations. The Conversion Price of the Series A Preferred Stock shall be subject to adjustment from time to time as follows:

                           (i) (A) If the Corporation shall issue, after the
                  date of the purchase agreement for the shares of Series A Preferred Stock (the "Purchase Date"), any Additional Stock (as defined below) without consideration or for a consideration per share less than the Conversion Price in effect immediately prior to the issuance of such Additional Stock, the Conversion Price in effect immediately prior to each such issuance shall forthwith (except as otherwise provided in this clause (i)) be adjusted to a price equal to the price paid per share for such Additional Stock.

                           (B) No adjustment of the Conversion Price for the
                  Series A Preferred Stock shall be made in an amount less than one cent per share, provided that any adjustments which are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to 3 years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of 3 years from the date of the event giving rise to the adjustment being carried forward. Except to the limited extent provided for in subsections
                  (E)(3) and (E)(4), no adjustment of such Conversion Price pursuant to this subsection 4(c)(i) shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

                           (C) In the case of the issuance of Common Stock for
                  cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by this Corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

                           (D) In the case of the issuance of the Common Stock
                  for a consideration in whole or in part other than cash, for the purposes of this Section the consideration other than cash shall be deemed to be the fair value thereof as mutually determined and agreed to in writing by the board of directors of this Corporation and the holders of at least a majority of the voting power of all then outstanding shares of such Series A Preferred Stock, irrespective of any accounting treatment.


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                           (E) In the case of the issuance (whether on or after
                  the applicable Purchase Date) of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities, the following provisions shall apply for all purposes of this subsection 4(c)(i) and subsection 4(c)(ii):

                                    (1) The aggregate maximum number of shares
                           of Common Stock deliverable upon exercise (assuming the satisfaction of any conditions to exerciseability, including without limitation, the passage of time, but without taking into account potential anti-dilution adjustments) of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subsections 4(c)(i)(C) and (c)(i)(D)), if any, received by the Corporation upon the issuance of such options or rights plus the minimum exercise price provided in such options or rights (without taking into account potential anti-dilution adjustments) for the Common Stock covered thereby.

                                    (2) The aggregate maximum number of shares
                           of Common Stock deliverable upon conversion of or in exchange (assuming the satisfaction of any conditions to convertibility or exchangeability including, without limitation, the passage of time, but without taking into account potential anti-dilution adjustments) for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by the Corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the Corporation (without taking into account potential anti-dilution adjustments) upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in subsections 4(c)(i)(C) and (c)(i)(D)).

                                    (3) In the event of any change in the number
                           of shares of Common Stock deliverable or in the consideration payable to this Corporation upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities including, but not limited to, a change resulting from the


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                           anti-dilution provisions thereof, the Conversion
                           Price of the Series A Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

                                    (4) Upon the expiration of any such options
                           or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price of the Series A Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities which remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

                                    (5) The number of shares of Common Stock
                           deemed issued and the consideration deemed paid therefor pursuant to subsections 4(c)(i)(E)(1) and
                           (2) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either subsection 4(c)(i)(E)(3) or (4).

                           (ii) "Additional Stock" shall mean any shares of
                  Common Stock issued (or deemed to have been issued pursuant to subsection 4(c)(i)(E)) by this Corporation after the Purchase Date other than (A) Common Stock issued pursuant to a transaction described in subsection 4(c)(iii) hereof, (B) shares of Common Stock issuable or issued to employees and directors of this Corporation directly or pursuant to a stock option plan or restricted stock plan approved by the shareholders and board of directors of this Corporation, or
                  (C) up to an aggregate of 4,850,000 shares of Common Stock issuable upon the exercise of options beneficially owned by Elan Sassoon, Beverly Sassoon and their affiliates granted on August 19, 1999.

                           (iii) In the event the Corporation should at any time
                  or from time to time after the Purchase Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as "Common Stock Equivalents") without payment of any consideration by such holder for the additional shares of Common Stock or the Common


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                  Stock Equivalents (including the additional shares of Common
                  Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price of the Series A Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of Series A Preferred Stock shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents with the number of shares issuable with respect to Common Stock Equivalents determined from time to time in the manner provided for deemed issuances in subsection 4(c)(i)(E).

                           (iv) If the number of shares of Common Stock
                  outstanding at any time after the Purchase Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price for the Series A Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

                  (d) Other Distributions. In the event this Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by this Corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in subsection 4(c)(iii), then, in each such case for the purpose of this subsection 4(d), the holders of the Series A Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their shares of Series A Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

                  (e) Rights to Purchase Other Securities. In case of any merger, consolidation or acquisition with or into another Corporation, or in case of any sale, lease or conveyance to another Corporation of the assets of this Corporation as an entirety or substantially as an entirety, each share of Series A Preferred Stock shall, at the sole option of the holder thereof, after the date of such transaction be convertible into the number of shares of stock or other securities or property (including cash) to which the Common Stock issuable (at the time of such consolidation, merger, sale, lease or conveyance) upon conversion of such share of Series A Preferred Stock would have been entitled upon such consolidation, merger, sale, lease or conveyance. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of the Series A Preferred Stock after the transaction to the end that the provisions of this Section 4 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of the


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         Series A Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

                  (f) No Impairment. This Corporation will not, by amendment of its Articles of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by this Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series A Preferred Stock against impairment.

                  (g) No Fractional Shares and Certificate as to Adjustments.

                           (i) No fractional shares shall be issued upon the
                  conversion of any share or shares of the Series A Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded up to the nearest whole share. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Series A Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

                           (ii) Upon the occurrence of each adjustment or
                  readjustment of the Conversion Price of Series A Preferred Stock pursuant to this Section 4, this Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. This Corporation shall, upon the written request at any time of any holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price for such series of Series A Preferred Stock at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of Series A Preferred Stock.

                  (h) Notices of Record Date. In the event of any taking by this Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, this Corporation shall mail to each holder of Series A Preferred Stock, at least 20 days prior to the date specified therein, a notice


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         specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

                  (i) Reservation of Stock Issuable Upon Conversion. This Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, in addition to such other remedies as shall be available to the holder of such Series A Preferred Stock, this Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes including, without limitation, engaging in best efforts to obtain the requisite shareholder approval of any necessary amendment to these articles.

                  (j) Notices. Any notice required by the provisions of this
         Section 4 to be given to the holders of shares of Series A Preferred Stock shall be deemed given if delivered by a recognized overnight courier and addressed to each holder of record at his address appearing on the books of this Corporation.

         5. Voting Rights. Each share of Series A Preferred Stock shall entitle the holder thereof to seventy-five (75) votes for each one vote per share of Common Stock, and with respect to such vote, shall be entitled, notwithstanding any provision hereof, to notice of any shareholders' meeting in accordance with the bylaws of this Corporation, and shall be entitled to vote, together as a single class with holders of Common Stock, with respect to any question or matter upon which holders of Common Stock have the right to vote. Series A Preferred Stock shall also entitle the holders thereof to vote as a separate class as set forth herein and as required by law.

         6. Protective Provisions. So long as any shares of Series A Preferred Stock are outstanding, this Corporation shall not without first obtaining the written approval of the holders of at least a majority of the voting power of the then outstanding shares of such Series A Preferred Stock:

                  (a) sell, convey, or otherwise dispose of or encumber all or substantially all of its property or business or merge into or consolidate with any other corporation (other than a wholly-owned subsidiary Corporation) or effect any transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the Corporation is transferred or disposed of;

                  (b) alter or change the rights, preferences or privileges of the Series A Preferred Stock;




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                  (c) increase or decrease the total number of authorized shares of Series A Preferred Stock;

                  (d) authorize or issue, or obligate itself to issue, any other equity security, including any other security convertible into or exercisable for any equity security having rights, preferences or privileges over, or being on a parity with or similar to, the Series A Preferred Stock; or

                  (e) redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any security of this Corporation;

                  (f) amend this Corporation's Articles of Incorporation or bylaws;

                  (g) change the authorized number of directors of the Corporation;

                  (i) declare, order or pay any dividends on any class of securities;

                  (j) adjust the salary of executive officers, directors, executive level independent contractors and key employees of this Corporation;

                  (k) make any capital expenditures in excess of $15,000;

                  (l) issue new shares of capital stock of this Corporation;

                  (m) enter into or approve any agreement or contract for the purchase of goods, services or other items between this Corporation, a shareholder or a member of a shareholder's immediate family; or

                  (n) make any commission payment to any independent business associate in excess of $15,000.

         7. Status of Converted or Redeemed Stock. In the event any shares of Series A Preferred Stock shall be converted or redeemed pursuant to Section 4 hereof, the shares so converted or redeemed shall be cancelled and shall not be issuable by the Corporation. The Articles of Incorporation of this Corporation shall be appropriately amended to effect the corresponding reduction in the Corporation's authorized capital stock.

         8. Taxes. This Corporation will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Series A Preferred Stock and Common Stock upon conversion of shares of Series A Preferred Stock, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series A Preferred Stock so converted were registered.


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         IN WITNESS WHEREOF, the undersigned, being the President of this
Corporation, has executed these Articles of Amendment as of September 27,
2000

                                    INTERNATIONAL COSMETICS MARKETING CO.

                                    By: /s/ Stephanie McAnly
                                        ------------------------------------
                                           Stephanie McAnly, President